U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

   TESSLER               ALLAN                     R.
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   (Last)               (First)                 (Middle)

   1110 PALMS AIRPORT DRIVE
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                                    (Street)

   LAS VEGAS              NV                    89119
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   JACKPOT ENTERPRISES, INC. (J)
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

   ###-##-####
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4. Statement for Month/Year

   SEPTEMBER 1999
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |X|   Director                             |_|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

   CHARIMAN OF THE BOARD
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7. Individual or Joint/Group Filing (Check Applicable Line)

   |X|  Form filed by one Reporting Person
   |_|  Form filed by more than one Reporting Person

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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                       6.
                                                        4.                              5.             Owner-
                                                        Securities Acquired (A) or      Amount of      ship
                                           3.           Disposed of (D)                 Securities     Form:     7.
                                           Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                             2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                           Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security            Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                   (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock Par Value $.01                                                              190363        D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
Option to buy          10.63                                 6/14/94  6/14/99  Common    33426            33426     D
Common Stock                                                                   Stock
                                                                               Par Value
                                                                               $.01
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Option to buy        $9.5000                                 9/30/94  6/30/99  Common    27500            27500     D
Common Stock                                                                   Stock
                                                                               Par Value
                                                                               $.01
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Option to buy        $9.1900                                 8/17/94  10/18/99 Common    60168            60168     D
Common Stock                                                                   Stock
                                                                               Par Value
                                                                               $.01
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Option to buy       $10.7500                                 9/30/95  6/30/00  Common    27500            27500     D
Common Stock                                                                   Stock
                                                                               Par Value
                                                                               $.01
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Option to buy       $10.0000                                 9/30/96  6/30/01  Common    27500            27500     D
Common Stock                                                                   Stock
                                                                               Par Value
                                                                               $.01
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Option to buy       $11.5000                                 9/30/97  6/30/02  Common    27500            27500     D
Common Stock                                                                   Stock
                                                                               Par Value
                                                                               $.01
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Option to buy        $9.9375                                 9/30/98  6/30/03  Common    27500            27500     D
Common Stock                                                                   Stock
                                                                               Par Value
                                                                               $.01
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Option to buy           8.75 6/30/99  A         27500        9/30/99  6/30/04  Common    27500    8.75    27500     D
Common Stock                                                                   Stock
                                                                               Par Value
                                                                               $.01
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Option to buy           9.00 9/14/99  A         15000        9/14/00  9/14/09  Common    15000    9.00    15000     D
Common Stock                                                                   Stock
                                                                               Par Value
                                                                               $.01
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Option to buy           9.00 9/14/99  A         15000        9/14/01  9/14/09  Common    15000    9.00    15000     D
Common Stock                                                                   Stock
                                                                               Par Value
                                                                               $.01
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
Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/ Allan R. Tessler                                            10/12/99
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** Signature of Reporting Person                                  Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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